Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos.  333-205059, 333-205071) and in the Registration Statements on Form S-8 (Nos. 333-76537, 333-108681, 333-117069, 333-147270, 333-162453, 333-181442) of DDR Corp. of our report dated March 19, 2014, except for the effects of discontinued operations discussed in Note 10, as to which the date is March 12, 2015 relating to the consolidated financial statements, which comprise the consolidated statements of operations and comprehensive loss, of members’ capital and of cash flows for the year then ended December 31, 2013 of DDRM Properties LLC, appearing in this Form 10-K of DDR Corp. for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

February 24, 2016